Sonora Resources Enters into JV with First Majestic Silver Corp. – Agreement with Senior Partner Propels Activity at Historically Productive Silver Property

LAS VEGAS, NV - (April 28, 2011) - Sonora Resources Corp.(OTCBB: NATC) (“Sonora Resources” or the “Company”) is pleased to announce that effectiveApril 15, 2011 the Company entered into a definitive option agreement with First Majestic Silver Corp. (NYSE: AG and TSX:FR) (“First Majestic”) to acquire up to a 90 percent ownership of certain mineral properties wholly owned by First Majestic located in the state of Jalisco, Mexico.

The Jalisco Group of Properties consists of a significant collection of mineral claims that encompass a centrally located and historically productive silver and gold district in México. The properties have hosted several major regional silver mines dating back to the 1700s with well documented silver and gold productionchiefly prevalent between 1902 and 1935. The 5,240 hectarelocation consists of six prospective areas of interest and includesthe Etzatlán, Amparo, La Calabaza and Piedra Bola mines which all participated at various rates of production typical for the exploitation technologies and economics of the era.

First Majestic is a major silver producer which presently owns and operates three producing silver mines in Mexico, the La Encantada Silver Mine, the La Parrilla Silver Mine and the San Martin Silver Mine and is currently building its fourth mine, the Del Toro Silver Mine. First Majestic has grown from a development stage company into a world-class senior silver producer, producing 7,024,055 equivalent ounces of silver in 2010.It is considered to be the purest silver company in the world.

In 2008, First Majestic’s geologists spent four months working in the Etzatlán area. Their detailed geological efforts consisted of mapping and geochemistry sampling. As a result of their efforts, approximately 90% of the area was surveyed and several key targets were clearly defined for a follow up diamond drilling program.

“We are pleased to be partnering with Sonora Resources on the Jalisco Group of Properties and look forward to witnessing the upcoming exploration program,” stated Keith Neumeyer, President and CEO of First Majestic. “We feel confident thatSonora’s President, Juan Miguel Rios Gutierrez,will manage the project successfullywhile maximizing value for all our stakeholders.”

“This agreement marks a significant milestone for us," stated Juan Miguel Rios Gutierrez, the newly appointed President and Chief Executive Officer of Sonora. "Having personally been an important part of First Majestic's success over the last several years, I amexcited to be entering into this agreement with my former employer. The Jalisco Group of Properties has significant potential and represents a huge step towards moving the company from the exploration stage to becoming full-fledged producer."

Sonora Resources will be required to issue 10 million shares of common stock to First Majestic and spend $3 million over the first 3 years to earn a 50% interest and $5 million over 5 years to earn a 70% interest. In order to obtain a 90% interest, Sonora Resources is required to complete a bankable feasibility study within 7 years. First Majestic will retain a 10% free carried interest and a 2.375% NSR.

Additional details regarding the Company, its business and agreements are filed as part of the Company’s continuous public disclosure as a reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission’s (“SEC”) EDGAR database. For more information visit: www.sonoraresources.com

About Sonora Resources Corp. (OTCBB: NATC)
The Company is based in Las Vegas, Nevada and is focused on the acquisition and exploration of international silver and gold mining properties located in regions that enjoy stable politics, sound economies and friendly business environments. Additional information about the Company may be found at www.sonoraresources.com.

About First Majestic Silver Corp.
First Majestic is a producing silver company focused on silver production in México and is aggressively pursuing its business plan of becoming a senior silver producer through the development of its existing mineral property assets and the pursuit through acquisition of additional mineral assets which contribute to the Company achieving its aggressive corporate growth objectives.First Majestic is currently listed on the NYSE and the TSX under the symbols AG and FR, respectively. Additional information about First Majestic may be found at www.firstmajestic.com.

For additional information contact:
Juan Miguel Rios Gutierrez, Chief Executive Officer
Email: info@sonoraresources.com
www.sonoraresources.com
PH: (702) 509-5049

Notice Regarding Forward Looking Statements
This news release contains forward-looking statements. Forward looking statements in this news release include that we will earn a 90% interest in the Jalisco property in Mexico; that the Jalisco property is prospective for precious metals; that we will carry out the exploration work program as indicated in this news release, that we can become a mineral producer and that Mexico will be stable with a sound economy and friendly business environment. There can be no certainty regarding the benefits to be realized by the Company as a result of this letter of intent. As well, there can be no assurance that the Company will be able to raise the financing necessary to exercise the option described herein or to fulfill its underlying obligations. As well, results may differ as a result of geological information resulting in changed plans for exploration, our ability to contract equipment and labor, current economic conditions and the state of mineral exploration and mineral prices in general. Discoveries of minerals on adjacent properties and promising initial results are not necessarily an indication of the ability to commercially exploit the property or of a commercially exploitable deposit on the property. Accordingly, actual results may vary materially from those described in forward-looking statements. As a result, readers are advised not to place undue reliance on forward-looking statements or information. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as is required under applicable securities laws. Readers should also refer to the risk factors of junior mining exploration companies in annual reports filed on EDGAR to understand the many risks facing our company.